Exhibit 10.63

Long-Term Incentive Compensation Program Overview
Awards Granted in 2021
Category 1 Covered Executives
There are three primary components of compensation at Fifth Third Bank: Base Salary, Variable Compensation (VC), and Long-Term Incentive Compensation (LTI). The following pages, the Fifth Third Bancorp 2019 Incentive Compensation Plan (“Plan”) and the applicable award agreements provide key details of the LTI program for awards granted in 2021. Please review this information carefully to understand how this element of your compensation will be awarded and delivered.
Compensation Philosophy at Fifth Third Bank
Fifth Third Bank pays for performance, both on an individual and a group basis (i.e. division or region). We structure our market-based compensation programs to target pay at the median of our peers for median performance and to provide upside and downside performance above and below median. We expect that our highest performers will receive a significantly larger share of cash incentive and long- term incentive awards with the lowest performers receiving little to no awards.

2021 Performance Share Awards
Performance Shares – An Overview:
A Performance Share is a long-term incentive compensation vehicle granted pursuant to the Plan that gives participants the opportunity to receive a value subject to achievement of specific performance goals tied to the grant. The grant remains subject to forfeiture over a multi-year performance period with shares earned based on the achievement of the pre-determined performance metrics and goals set forth below.
The Performance Period for Performance Shares is three years. For grants made in February 2021 the performance period will run from Jan. 1, 2021 through Dec. 31, 2023, with payout, if any, occurring in February 2024 (as also outlined in the Award Agreement).
Awards to be granted to eligible employees in February 2021 will be delivered as follows:

Band	Performance Shares	Restricted Stock Units	Stock Appreciation Rights
Bands A-B & Other Category 1 Covered	50%	35%	15%
Performance Definition and Goals:
For Performance Shares, there are four performance criteria that are measured and assessed before any shares are earned: a core performance metric of Return on Average Common Equity (ROACE), two threshold goals of Efficiency Ratio and Return on Tangible Equity (ROTCE) and the Individual Risk Performance Evaluation. ROACE and the Efficiency Ratio are used to determine payout levels. The ROTCE and Risk Performance Evaluation are used to determine whether portions of grants should be forfeited. Each metric and how it is measured is described below:
Return on Average Common Equity (ROACE)
The core performance metric for Performance Shares is Return on Average Common Equity (ROACE). Fifth Third Bancorp’s ROACE is measured against the Bank’s revised peer group as follows:
•Citizen’s Financial Group
•Comerica Incorporated
•First Horizon National
•Hunting Bancshares Incorporated
•KeyCorp
•M&T Bank Corporation
•PNC Financial Services Group, Inc.
•Regions Financial Corporation
•Truist Financial Corporation
•Zions Bancorporation
ROACE Calculation: the number of performance shares earned is dependent upon the ROACE achieved by Fifth Third Bancorp during the Performance Period commencing Jan. 1, 2021 and ending Dec. 31, 2023 relative to the Peer Group set forth above. For this purpose, ROACE is calculated as cumulative adjusted net income available to common shareholders divided by average adjusted Bancorp common shareholders’ equity during the Performance Period. Adjusted net income available to common shareholders shall be determined based upon the financial results for each of the three fiscal years during the Performance Period, adjusted for the following items:
•Changes in tax laws, generally accepted accounting principles, or other laws or provisions affecting reported results
•Significant legal and regulatory settlements
•Asset write-downs, write-offs, dispositions, or sales (except Worldpay investments) resulting from a change in business strategy
•Mark-to-Market impacts on the Visa swap and gains associated with the redemption or sale of Visa shares
•Merger-related, restructuring, early debt extinguishment, and other-than-temporary impairment charges
•Gains or losses on securities
To the extent possible, the HC&CC also makes similar adjustments to the reported performances of peer group members.
Changes among peers resulting from M&A activity will have an impact on the performance calculation. If a change occurs, we will recognize the final reported financial performance of impacted peers, which will then be adjusted by the average change in overall peer group performance throughout the Performance Period.
Average adjusted Bancorp common shareholders’ equity shall be determined based upon reported financial results for each of the three fiscal years during the Performance Period, adjusted to exclude accumulated other comprehensive income.
At the end of the three-year Performance Period, the percentile rank for ROACE will be determined based on cumulative adjusted results for Fifth Third Bancorp and the peer institutions above. The performance level payout will be determined according to the payout grid below.
Prior to payment, the HC&CC will certify the results achieved and will retain the ability to reduce the payout percentage at its discretion.

Efficiency Ratio
Efficiency Ratio is cumulative adjusted non-interest expense for the Performance Period divided by the cumulative adjusted revenue for such period based on reported financial results. The revenue adjustments exclude the same items as ROACE over the Performance Period. The Efficiency Ratio Performance Goal acts as a threshold goal and is applied following the end of the Performance Period.
The Efficiency Ratio Performance Goal works such that regardless of the percentage payout determined by the ROACE calculation, in order for the payout percentage to be above 100%, the average annual Efficiency Ratio during the Performance Period must be less than 65%. If the Human Capital and Compensation Committee certifies that average Efficiency Ratio during the Performance Period is higher than 65%, the maximum payout percentage for performance shares will be 100%.
For example: If Fifth Third Bancorp’s three-year cumulative ROACE performance places Fifth Third in the 60th percentile among peer banks and the Efficiency Ratio is less than 65%, the 2020 performance share award will payout at 120%. In this example, if Efficiency Ratio was higher than 65%, payout would be capped at 100%.

Payout Grid
In 2020, the payout calculation was changed from a stack rank payout to a linear payout based on percentile rank performance vs. peers.

Performance Shares Earned
Following the end of the Performance Period, the Committee shall determine the level of ROACE, ROTCE and Efficiency Ratio achieved during the Performance Period and will certify results as such. The actual number of Performance Shares earned, if any, will be determined by multiplying the participant’s number of granted Performance Shares by the percentage payout result according to the ROACE payout grid reduced as appropriate by the Efficiency Ratio.
The number of performance shares that will be earned are subject to additional performance- based vesting provisions discussed in the “Additional Information for all Types of LTI” section. It is possible earned shares can be further reduced for failure to meet these additional provisions.
Except as otherwise provided herein, participants must be employed by Fifth Third on the distribution date in order to earn any Performance Shares.
Distribution
Participants shall receive a number of shares of Fifth Third Bancorp stock equal to the number of Performance Shares earned within 70 days following the end of the Performance Period (or, if later, the date on the which it has been determined the extent to which the Performance Goals have been met). It is expected that the Committee will certify performance for Performance Shares in February 2024. The distribution of stock shall be net of any applicable taxes that Fifth Third is required to withhold. The Plan Administrator shall reduce an appropriate portion of the Fifth Third stock otherwise distributable to a participant to satisfy the withholding lability.
Please note that at this time the IRS allows employers to withhold only a statutory minimum amount of taxes. Tax withholding rates cannot be increased.
Dividend Equivalents
The 2021 performance share grant will pay dividend equivalent payments on performance shares each time a dividend is declared (typically quarterly). The amount of the dividend equivalents received will be determined by multiplying a participant’s number of unvested

Performance Shares by the stated dividend amount. Dividend equivalents will be accrued in cash and will be paid out when the underlying Performance Shares are earned and distributed.
Until distribution, any calculated dividends will be attached to the underlying Performance Share grant and viewable on the Fidelity website. When the shares are earned and approved for distribution, all accrued cash dividends attached to the shares will be adjusted according to the percent payout achieved and then will be paid in cash, net of any applicable taxes, through Fifth Third Payroll.
Impact of Termination
Except as otherwise provided below or in the Award Agreement, if the employment or service of a participant terminates for any reason other than death, disability, retirement, involuntarily without Cause or voluntarily for Good Reason, as defined in the “Executive Severance Benefits Plan”, as defined in the Plan after the Performance Period but prior to distribution date, all Performance Shares shall be forfeited and no payment shall be made with respect thereto.
Participants who terminate employment during the Performance Period due to death or disability as defined in the Plan shall earn Performance Shares determined by: (i) multiplying the participant’s number of Performance Shares granted by the appropriate percentage payout set forth in the Performance Level grid, calculated using the most recently reported financial results (reduced as needed by the Efficiency Ratio threshold and any portion forfeited due to failure to meet ROTCE and Risk Performance Evaluation Goals).
Participants who retire, as defined in the LTI Program Overview “Additional Information for All Types of LTI” section below, or whose employment is terminating involuntarily without Cause or voluntarily for Good Reason, shall continue to be eligible to receive Performance Shares as set forth in Performance Shares Earned section above as if the participant remained employed through the distribution date; provided however, that following leaving the bank, participant’s Performance Shares shall not be subject to forfeiture based upon a Risk Performance Evaluation rating for any full calendar year in which participant did not work through Dec. 31.

2021 Restricted Stock Units
Restricted Stock Units – An Overview
A Restricted Stock Unit (RSU) granted pursuant to the Plan is a long-term incentive vehicle that gives a participant a conditional right to Fifth Third Bancorp common stock following a multi-year vesting period. The units are considered “restricted” or “conditional” until they vest.
Restricted Stock Unit Vesting (also referred to as “Distribution”)
On the anniversary of the grant date over a three-year vesting period, one-third of the Restricted Stock Unit grant will vest. On the vesting date (or, “distribution date”),one-third of the granted units convert to Fifth Third Bancorp common stock and shares are issued and registered in each participant’s name by the Bancorp. These shares are delivered to the participant’s Fidelity Brokerage Account net of any applicable taxes that Fifth Third is required to withhold. The Plan Administrator shall reduce an appropriate portion of the Fifth Third stock otherwise distributable to satisfy the withholding liability, unless an election is made on Fidelity’s website to pay the tax obligations with cash available in the participant’s Fidelity brokerage account. If the cash election is chosen, there must be enough cash in the brokerage account to cover the entire tax obligation owed one full week before the vest date. Please note that at this time the IRS allows employers to withhold only statutory minimum amount of taxes. Tax withholding rates cannot be increased.
The number of RSUs that vest each year are subject to additional performance-based vesting provisions discussed in the “Additional Information for All Types of LTI” section.
Dividend Equivalents
Fifth Third will pay dividend equivalent payments each time a dividend is declared (typically quarterly). The amount of the dividend equivalents received will be determined by multiplying a participant’s number of unvested RSUs by the stated dividend amount. The 2021 RSU grant dividend equivalents will be accrued in cash and will be paid out when the underlying RSUs are earned and distributed.
Until distribution, any calculated dividends will be attached to the underlying RSUs and viewable on the Fidelity website. When the shares are earned and approved for distribution, all accrued cash dividends attached to the shares will be paid in cash, net of any applicable taxes, to your Fidelity brokerage account.
Impact of Termination
Except as otherwise provided below or in the Award Agreement, if the employment or service of a participant terminates for any reason other than death, disability, retirement, involuntarily without Cause or voluntarily for Good Reason, as defined in the “Executive Severance Benefits Plan”, all unvested Restricted Stock Units shall be forfeited and no distribution shall be made with respect thereto.
Participants who terminate employment due to death or disability as defined in the Plan shall immediately vest in all unvested Restricted Stock Units upon death of disability. Distribution of the shares of Fifth Third Common Stock will be made following such date.
Participants who retire, as defined in “Additional Information for All Types of LTI”, or whose employment is terminated without Cause or voluntarily for Good Reason, shall continue to vest in Restricted Stock Units and distribution of shares of Fifth Third common stock shall be made on the applicable annual vesting dates.

2021 Stock Appreciation Rights
Stock Appreciation Rights – An Overview
A Stock Appreciation Right Award (SAR) is a long-term incentive vehicle granted pursuant to the Plan that gives a Participant a conditional right to receive Fifth Third common stock of a value equal to any appreciation in the value of Fifth Third common stock between the Grant Date of the award and the date the Stock Appreciation Right is exercised following vesting.
Stock Appreciation Rights Vesting
Stock Appreciation Rights will vest in equal installments over the multi-year period set forth in the Award Agreement. Stock Appreciation Rights granted in February 2021 will vest in one-third increments over three years.
The number of SARs that vest each year are subject to additional performance-based vesting provisions discussed in the “Additional Information for All Types of LTI” section.
Exercise of Stock Appreciation Rights
Participants holding vested Stock Appreciation Rights may initiate an exercise at netbenefits.fidelity.com indicating the number of Stock Appreciation Rights they would like to exercise. At exercise, stock is received at a value equal to the appreciation of the stock from the grant date to the date the rights are exercised. Stock Appreciation Rights are payable and settled in stock net of any applicable taxes at the time of exercise.

*In the event of fractional shares, the participant will receive cash equivalent to the fractional share value deposited into his/her Fidelity account. The above is for illustration purposes only and not a guarantee of future stock price appreciation

Grant Expiration Date
Each unexercised Stock Appreciation Right shall expire upon the 10th anniversary of its Grant Date set forth in the Award Agreement.
If an expiration date falls on a day where the NASDAQ market is not in session (i.e. over a weekend) the grant will expire at market close on the LAST trading day before the expiration date. Example: the ten-year anniversary date (expiration date) falls on a Saturday; the last day to exercise the SAR would be before market close on the last trading day before the expiration date, Friday.
NOTE: For any SAR that is at least $0.01 “in-the-money” at 4pm EST on the expiration date (i.e. FITB stock price is higher than the exercise price of the grant)”, Fidelity will initiate an automatic exercise of all shares set to expire. This “auto-exercise” feature ensures that any benefit attached to an award at expiration is realized and not lost.
Impact of Termination
Except as otherwise provided herein or in the Award Agreement, if the employment or service of a participant terminates for any reason, a participant shall have 90 days from the separation date to exercise any vested or “exercisable” Stock Appreciation Rights held as of the separation date.
Except as otherwise provided herein or in the Award Agreement, if employment or service of a participant terminates for any reason other than death, disability, retirement, or involuntarily without cause, all unvested Stock Appreciation Rights shall be forfeited and no payment shall be made with respect thereto.
Participants who terminate employment due to death or disability as defined in the Plan may immediately exercise all Stock Appreciation Rights granted to participant (whether or not vested and exercisable as of the date of death or disability) on or before the expiration date set forth in the Award Agreement.
Participants who retire, as defined in the “Additional Information for All Types of LTI” section, or whose employment is terminated without cause, shall continue to vest in Stock Appreciation Rights on the applicable vesting dates. Such awards shall be exercisable following the applicable vesting dates until the expiration dates.
How many SARs will I receive?
Each SAR is assigned an economic value based on the stock price at the time of grant, as well as other factors including the term of the SAR, shares available for awards and the volatility of Fifth Third stock. For example, for awards granted in February 2018, the economic value assigned to each SAR was
$11.33. For an individual receiving a long-term incentive award of $100,000, 15 percent of that award ($15,000) was delivered in SARs. The number of SARs representing that $15,000 of value was calculated in this way: $15,000 divided by $11.33 equals 1,324 SARs.

An Overview of Performance Shares, Restricted Stock Units, and Stock Appreciation Rights
The following is an overview of the key characteristics of each

Additional Information for All Types of LTI
Grant Notification and Accepting your Award
Managers will communicate an award amount. Awards will be housed at Fidelity Investments. Once an LTI award is viewable on the Fidelity website, participants will receive an internal email communication containing a link to accept the award. This email will contain instructions for navigating the Fidelity website; www.netbenefits.fidelity.com. Awards must be accepted by following the instructions contained within that email within six weeks of the email date.
Performance-based Vesting Applicable to RSUs and SARs
Adjusted Return on Tangible Common Equity (ROTCE)
ROTCE means the adjusted return on tangible common equity of Fifth Third Bancorp. Returns are calculated as cumulative adjusted net income available to common shareholders for the three fiscal years during the Performance Period divided by average tangible common equity (TCE). TCE is calculated as the weighted average sum of reported average Bancorp shareholder’s equity less average preferred stock, goodwill, and intangible assets, other servicing rights (excluding mortgage servicing rights) and accumulated other comprehensive income for each of the three fiscal years during the Performance Period.
Adjusted net income available to common shareholders shall be determined based upon reported financial results for each of the three fiscal years during the Performance Period, adjusted for the following items:
•changes in tax laws, generally accepted accounting principles, or other laws or provisions affecting reported results
•significant legal and regulatory settlements
•asset write-downs, write-offs, dispositions, or sales (except Worldpay investments) resulting from a change in business strategy
•mark-to-market impacts on the Visa swap and gains associated with the redemption or sale of Visa shares
•merger-related, restructuring, early debt extinguishment, and other-than-temporary impairment charges
•gains or losses on securities
To the extent possible, the HC&CC also makes similar adjustments to the reported performance of peer group members.
ROTCE (determined in the same manner for all award types) for Fifth Third Bancorp for the fiscal year ending immediately prior to the anniversary date of the grant must meet or exceed 2 percent. If the ROTCE threshold is not met in any one of the three years during the vesting period (2021, 2022, 2023), one-third of the Performance Share grant will be forfeited and one-third of the RSU and the SAR grants may be forfeited at the Human Capital and Compensation Committee’s (the Committee) discretion. In addition, the Committee has discretion to forfeit up to 100 percent of all unvested grants of any type.

Individual Annual Risk Performance Evaluation
The vesting of LTI is also subject to an individual risk management performance vesting condition. A participant’s individual Annual Risk Performance Evaluation is completed by the chief risk officer of Fifth Third Bancorp. For any fiscal year ending during the vesting period for which a Participant receives a rating less than “Achieves” on the annual Risk Performance Evaluation, the Committee has the discretion on an individual case-by-case basis to forfeit up to 100 percent of the Performance Shares, and unvested RSUs and SARs. In making its decision, the Committee will take into consideration the magnitude of the event and the accountability level of the participant.
Designation of a Beneficiary
Beneficiaries must be designated at Fidelity which allows a person or persons to receive any rights to which you would be entitled under the Long-Term Incentive Plan and all of the proceeds of your Fidelity brokerage account, including vested Fifth Third shares, in the event of your death. If you choose not to designate a beneficiary, your estate shall be deemed to be the beneficiary. To designate a beneficiary at Fidelity, log onto your account at Fidelity.com > Customer Service > Update Your Profile > Beneficiaries. Then, complete the steps that follow.
Non-Transferability
LTI awards may not be assigned, transferred or pledged in any manner, and may be exercised only by a Participant during his or her lifetime. In the event of a participant’s death, the beneficiary (or if none, the estate) shall have the right to exercise any stock appreciation rights or sell any restricted stock held by the participant at death in accordance with Plan terms.
Retirement
Retirement means termination of employment as a Fifth Third employee by a participant who is at least 55 years of age, who also has completed five or more years of consecutive service, and for whom the combination of age and years of service is greater than or equal to 65.
NOTE: For the purposes of Stock Appreciation Rights; anyone meeting age 50 with five or more years of consecutive service, and for whom the combination of age and years of service is greater than or equal to 60,willbe able to retain their VESTED stock appreciation rights for the full remaining term of the grant.
Impact of Awards on Other Terms and Conditions of Employment
The granting of an award is at the sole discretion of Fifth Third. Fifth Third is not obligated to make any award or permit any award to be made in the future. Nothing in these awards constitutes an obligation or guarantee with respect to the value of any award.
By accepting a grant agreement, you will be accepting and entering into the Confidential Information and Non- Solicitation Agreement attached to your grant agreement. Please be sure to read and understand this agreement prior to accepting your award.

Finding the Plans
A general description of the tax effect of this award is included in the prospectus for Fifth Third’s equity compensation plans. You can locate the 2019 Incentive Compensation Plan and the 2019 Incentive Compensation Plan Prospectus by logging on to your Fidelity account at www.netbenefits.fidelity.com.
Stock Ownership Guidelines
Stock ownership guidelines vary by salary band.
Executives not designated as Section 16 officers are required to retain 50 percent of the net after tax shares received from any exercise or any vest until the ownership guidelines are met. Executives designated as Section 16 officers are required to retain 100 percent of net after tax shares received from any exercise or any vest until the ownership guidelines are met.
Please note that all shares obtained from awards made under any one of Fifth Third’s Incentive Compensation Plans apply to this requirement, regardless of when an individual became an executive or Section 16 officer.
Ownership will include shares owned individually and by immediate family members, restricted stock not yet vested, and shares purchased through the employee stock purchase plan.
Executives have up to five years to achieve the share ownership requirements highlighted above.
Section 16 executive officers are prohibited from engaging in speculative trading or hedging strategies with respect to Fifth Third Bancorp securities. Any hedged shares for non-Section 16 Officers are excluded from the calculation of ownership levels when analyzing progress towards meeting the stock ownership guidelines.

Note: All executive compensation plans, including Long-Term Incentive Compensation Plans, are automatically amended as necessary to comply with requirement and/or limitations under Company police, any laws, rules, regulations, or regulatory agreements up to and including revocation of the award.
-The 2019 shareholder-approved Incentive Compensation Plan governs all awards. This material is an overview for reference.